Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

January 22, 2010

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA.- Eastern Virginia Bankshares (NASDAQ:EVBS) full year and fourth quarter net income, earnings per share, and a dividend declaration.

The Company returned to quarterly profitability in the fourth quarter, reporting net income of $763 thousand, down $1.5 million from $2.2 million for the same quarter in the prior year and up $9 .3 million from the third quarter 2009 loss that was impacted by impairment of pooled trust preferred investments. The year to year decrease is primarily attributable to a decrease of $1.5 million in tax credit as the final quarter of 2008 benefited from a delayed tax credit related to the third quarter 2008 impairment of our investment in preferred stock of the federal mortgage agencies FNMA and FHLMC. Net income before tax was up $25 thousand, compared to the same quarter in the prior year.

Net income available to common shareholders for the quarter was $390 thousand or $0.07 per common share, assuming dilution, compared with $2.2 million or $0.38 per share in the prior year fourth quarter. The difference between net income and net income available to common shareholders is the 2009 deduction for dividends and discount accretion on preferred stock related to the Company’s participation in the U. S. Treasury’s Capital Purchase Program. The preferred stock was issued in the first quarter of 2009 and, therefore did not impact 2008 net income available to common shareholders.

Highlights of the Company’s quarterly performance include:

•

Net interest income increased $1.1 million, or 14.0% compared to the same quarter in 2008 and $800 thousand, or 10.0%, compared to the most recent quarter, due in large part to investment of excess liquidity and decreases in funding cost.

•	Net interest margin increased to 3.54% from 3.35% in the same quarter in 2008 and from 3.23% compared to the third quarter of 2009.

•

Credit quality issues continue to significantly affect net income, increasing loan loss provision to $1.7 million, compared to $1.2 million in the same quarter in 2008 and compared to $850 thousand in the second quarter of 2009.

•	Dividends and accretion on $24 million of preferred stock issued to the U. S. Treasury amount to $373 thousand or $0.06 per share.

•	The Company recorded a $356 thousand write down on its Community Reinvestment Act participation in low income housing projects in the Housing Equity Funds of Virginia.

Noninterest income in the fourth quarter of 2009 increased $22 thousand, or 1.6%, with the only material changes, compared to the fourth quarter of 2008 being a gain on sale of OREO in 2009 of $225 thousand, the loss of $356 thousand on CRA investments highlighted above, and no impairment charge in 2009 while there was a $194 thousand impairment in 2008.

Noninterest expense in the fourth quarter of 2009 increased $614 thousand, or 8.4%, compared to the same quarter in 2008. Personnel expense of $3.8 million was up $275 thousand, or 7.8%, from the fourth quarter of 2008, all related to a $375 thousand reversal of bonus accrual in 2008. There was no bonus accrual in the quarter for 2009. Other noninterest expense increased $297 thousand, or 11.9%, to $2.8 million in 2009 with the largest increase being $133 thousand in FDIC expense.

Return on average assets and return on average equity were 0.14% and 1.94%, respectively for the fourth quarter of 2009 compared to 0.86% and 11.23%, respectively in the fourth quarter of the prior year.

For the year ended December 31, 2009, the Company reported a net loss of $8.8 million, compared to net income of $3.1 million in 2008. Excluding the after tax impact of the securities impairment noted below, net income for year would have been $3.7 million. Net loss available to common shareholders for the year was $10.3 million or $1.73 per common share, assuming dilution, compared with $3.1 million, or $0.52 per share, net income in 2008. The difference between net income and net income available to common shareholders is the 2009 deduction for dividends and discount accretion on preferred stock related to the Company’s participation in the U. S. Treasury’s Capital Purchase Program. Material elements of the full year results, compared to 2008 include:

•	Net interest income increased $100 thousand or 0.3%, compared to 2008.

•	Net interest margin decreased 28 basis points from 3.59% in 2008 to 3.31% in 2009.

•	Impairment loss on securities was $18.9 million in 2009, compared to $4.9 million in 2008.

•	Gain on sale of OREO was $357 thousand in 2009, compared to a $229 thousand OREO impairment charge in 2008.

•	Deposit service charges decreased $150 thousand or 3.8% as depositors decreased the level of overdraft activity in the challenging economy.

•	Losses on CRA and other LLC investments were $476 thousand in 2009, compared to $130 thousand income in 2008.

•	Noninterest expense increased $2.7 million, or 9.7%, to $30.6 million in 2009, compared to $27.9 million in 2008.

•

Dividends and accretion on preferred stock discount issued to the U. S. Treasury amounted to $1.5 million, or $0.25 per share, in 2009. Participation in the Treasury’s Capital Purchase Program began in the first quarter of 2009 and did not impact the prior year.

Material components of the $2.7 million noninterest expense increase in 2009 included $1.2 million in increased FDIC premiums, $659 thousand of merger related costs related to the proposed merger with First Capital Bancorp that was terminated in November, $478 thousand, or 3.2%, increase in personnel costs of which $289 thousand was increased pension cost, $406 thousand, or 8.6%, increase in occupancy and equipment of which $317 thousand was for software maintenance and depreciation related to systems upgrades, $377 thousand increase in collection, repossession and OREO expense and $114 thousand, or 32.5%, increase in internet banking expense.

Net Interest Income

Rate decreases by the Federal Reserve in 2008, particularly the final 1.50% reduction in November and December that resulted in a 0.00 to 0.25% fed funds rate, negatively impacted the Company’s net interest margin for the first three quarters of 2009 in two significant areas. (1) The combination of deposit growth and receipt of funds from the U. S. Treasury for the issuance of preferred stock resulted in an excess funds balance of more than $60 million by March. Through the first three quarters of 2009 we continually redeployed increasing amounts of excess funds into loans and investments, still resulting in $30 million in average funds invested at rates not exceeding 0.25% for that nine month period. We moved to a fully invested position in the final quarter of the year. The excess funds during the nine month transition period cost us over $500 thousand in decreased net interest income. (2) Rates on much of our loan portfolio decreased immediately in late 2008 while deposit cost adjusted at a much slower rate, reaching an equilibrium point in the fourth quarter of 2009. We believe we have turned the corner in the final quarter of the year and project that we will achieve a net interest margin for 2010 that should far exceed that of 2009 and probably exceed that of 2008. We have restructured our balance sheet to be as close to a neutral position in terms of interest rate sensitivity as we believe to be reasonable.

Asset Quality, Securities Impairment and Nonperforming Loan Ratios

The traumatic effects of the economic collapse that started in 2008 continued through the year 2009. Following on the collapse of the subprime loan market, the federal government’s takeover of the GSE’s FNMA and FHLMC and the rapid drop in interest rates in 2008, the nation saw the financial collapse of banks, a continuously rising unemployment rate and increased levels of nonperforming assets. The closing of 140 banks and a slowing of bank income flows resulted in the devaluing of many pooled trust preferred investments in investment portfolios throughout the financial industry with resulting losses and impairments being recognized on income statements and balance sheets in the industry. EVB was impacted by this devaluation in the second and third quarters of 2009, taking investment impairment charges of $18.9 million.

We continue to experience loan quality declines as the economic depression is impacting our customer’s ability to pay. Net charge-offs as a percent of year-to-date average loans outstanding was 0.31% compared to 0.24% for the year ended December 31, 2008. Nonperforming assets as a percent of total loans plus OREO was 3.88% at December 31, 2009 compared to 2.04% at December 31, 2008. Much of this increase is the result of adding $6.7 million in restructured loans to the category as we follow the President’s plea in making concessions to customers to assist them during these difficult times. Nonperforming assets were $33.2 million at December 31, 2009 compared to $16.7 million at the end of 2008. Of these assets, nonaccrual loans, the single largest category in nonperforming loans, were $19.3 million at December 31, 2009 compared to $13.6 million at 2008 year end. In the current recessionary environment, management recognizes that asset quality will continue to be pressured until the economy rebounds and our customers recover their repayment capabilities.

President and CEO Joe A. Shearin stated, “While 2009 has undoubtedly been the most tumultuous year in my banking career, I am pleased to report to our shareholders a return to quarterly profitability for the fourth quarter of this year. Despite increasing loan loss provisions and the continued sluggish key economic indicators in housing and unemployment, your Company’s performance this quarter reflects positive earnings. Management is diligent in managing its net interest margin, non-interest expense, and provides keen oversight regarding overall business practices to ensure efficiency. As a company, we are cautiously optimistic with respect to the health of the national economy and perceive this quarter’s positive earnings as a pivotal point for Eastern Virginia Bankshares. I am pleased to announce that the Board of Directors declared a dividend of $0.05 per share payable on February 16, 2010 to stockholders of record as of January 29, 2010.”

Return on average assets and return on average equity were a negative 0.93% and a negative 13.16%, respectively, for 2009 compared to 0.31% and 3.55%, respectively, for the prior year.

Total assets increased by $76.5 million, or 7.3%, compared to one year ago, reaching a record level of $1.13 billion at December 31, 2009. Loans increased by $33.8 million, or 4.1% at year end 2009 from $819.3 million at year end 2008 to $853.1 million at December 31, 2009. Deposits increased $39.3 million, or 4.8%, from $813.5 million at December 31, 2008 to $852.9 million at year-end 2009. Average loans of $835.1 million for 2009 were up 7.9% compared to $773.8 million for 2008. Average deposits of $849.6 million in 2009 reflect an increase of 12.7% compared to $753.7 million in 2008. For the twelve months ended December 31, 2009, average earning assets were $1.0 billion, up $69.0 million, or 7.2%, compared to average earning assets for 2008 of $933.2 million.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	changes in the interest rates affecting our deposits and our loans;

•	our ability to assess and manage our asset quality;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)	Three months Ended December 31,		Twelve months Ended December 31,
	2009	2008	2009	2008
Income Statements
Interest income	$14,091	$14,415	$56,727	$59,386
Interest expense	5,227	6,643	24,050	26,809

Net interest income	8,864	7,772	32,677	32,577
Provision for loan losses	1,700	1,225	4,200	4,025

Net interest income after provision	7,164	6,547	28,477	28,552

Service charges on deposits	983	989	3,841	3,991
Other noninterest income	266	202	1,323	1,376
Debit/ credit card fees	296	291	1,189	1,135
Gain on securities available for sale	26	—	66	44
Gain on sale of fixed assets	—	—	—	128
Gain on sale of OREO	225	—	357	(229)
Gain (loss) on LLC investments	(356)	130	(346)	130
Actuarial gain - pension curtailment	—	—	—	1,328
Impairment on securities	—	(194)	(18,919)	(4,933)

Noninterest income	1,440	1,418	(12,489)	2,970

Salaries and benefits	3,785	3,510	15,254	14,776
Occupancy and equipment	1,337	1,295	5,144	4,738
FDIC expense	298	165	1,705	465
Other noninterest expense	2,499	2,335	8,544	7,966

Noninterest expense	7,919	7,305	30,647	27,945

Income before taxes	685	660	(14,659)	3,577
Income tax expense	(78)	(1,554)	(5,856)	506

Net income	$763	$2,214	$(8,803)	$3,071
Less: Effective preferred dividend	373	—	1,459	—

Net Income available to common shareholders	$390	$2,214	$(10,262)	$3,071

Earnings per share: basic	$0.07	$0.38	$(1.73)	$0.52
diluted	$0.07	$0.38	$(1.73)	$0.52
Selected Ratios
Return on average assets	0.14%	0.86%	-0.93%	0.31%
Return on average common equity	1.94%	11.23%	-13.16%	3.55%
Net interest margin	3.54%	3.35%	3.31%	3.59%
Balance Sheets at Period End
Loans, net of unearned interest	$—	$—	$853,063	$819,266
Total assets	—	—	1,127,651	1,051,363
Deposits	—	—	852,862	813,533
Total borrowings	—	—	157,678	149,260
Total Capital	—	—	103,529	78,029
Shareholders’ equity	—	—	79,529	78,029
Book value per common share	—	—	13.39	13.23
Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$846,600	$810,139	$835,076	$773,838
Earning assets	$1,017,198	$943,391	$1,013,344	$927,924
Total assets	1,103,725	1,022,091	1,099,248	996,413
Deposits	851,623	786,552	849,610	753,719
Total borrowings	138,200	150,531	136,680	148,346
Total Capital	103,919	78,400	101,438	86,578
Shareholders’ equity	79,919	78,400	77,964	86,578
Asset Quality at Period End
Allowance for loan losses	$—	$—	12,155	10,542
Nonperforming assets	—	—	33,246	16,724
Net charge-offs	910	1,296	2,587	1,859
Net charge-offs to average loans	0.43%	0.64%	0.31%	0.24%
Loan loss reserve % of total loans	—	—	1.42%	1.29%
Nonperforming assets % of total loans & OREO	—	—	3.88%	2.04%
Other Information
Number of shares outstanding - period end	—	—	5,938,261	5,899,053
Average shares outstanding - basic	5,933,667	5,892,547	5,920,024	5,888,655
Average shares outstanding - diluted	5,933,667	5,892,547	5,920,024	5,888,655